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ALTERA ANNOUNCES SECOND QUARTER RESULTS
INCREASES QUARTERLY DIVIDEND
(CORRECTED VERSION)

San Jose, Calif., July 19, 2011 — The following press release contains corrections to one section of the Net Sales Summary table that appears in Altera's earnings release issued earlier today. For the period ended July 1, 2011, the vertical market percent of sales data has been corrected. No other Net Sales Summary or earnings release information has been changed.

Altera Corporation (NASDAQ: ALTR) today announced second quarter sales of $548.4 million, up 2 percent from the first quarter of 2011 and up 17 percent from the second quarter of 2010. Second quarter net income was $214.6 million, $0.65 per diluted share, compared with net income of $224.1 million, $0.68 per diluted share, in the first quarter of 2011 and $180.6 million, $0.58 per diluted share, in the second quarter of 2010.

Year-to-date cash flow from operating activities was $456.4 million. Altera ended the quarter with $3.3 billion in cash and short-term investments.

Altera's board of directors has increased the company's quarterly cash dividend to $0.08 per share, up from the previous dividend of $0.06 per share. The board of directors has declared that the next quarterly dividend will be paid on September 1, 2011 to stockholders of record on August 10, 2011.

"This quarter marks a return to sequential growth following the mild correction we experienced in the first quarter. We expect more sales gains in the third quarter," said John Daane, president, chief executive officer, and chairman of the board. "Early in the quarter we began shipping our Stratix V FPGA family, the industry's first high-end 28-nm FPGA. Our 28-nm FPGA families combine a tailored architecture, an optimal manufacturing process, and specific product features to give us continuing technology leadership that builds on the technology leadership and strong competitive position we established at 40 nm."

Several recent accomplishments mark the company's continuing progress:

•
Altera was selected by EE Times as the 2010 Company of the Year. The Annual Creativity in Engineering (ACE) Company of the Year Award honors the company that exhibits the highest degree of professionalism, staff development and retention, customer focus, technical excellence and growth. Altera recently achieved several technological milestones that were significant innovations in the industry. In its next-generation 28-nm Stratix® V FPGA family, Altera included Embedded HardCopy® Blocks, variable-precision digital signal processing, and embedded 28-Gbps transceivers. The company also announced Qsys, the system-integration tool that delivers the industry's first FPGA-optimized network-on-chip-based interconnect. EE Times ACE Award finalists are nominated by an editorial panel. Award winners are determined by a panel of judges consisting of leading voices in academia, industry and Wall Street executives. Winning the EE Times ACE Company of the Year Award comes on the heels of Altera being named the best financially managed semiconductor company by the Global Semiconductor Alliance (GSA) in December 2010.

•
Altera's Stratix V FPGAs received Application of Electronic Technique China magazine's (AET China) “2010 Top Product Award” in the programmable logic category. The Top Product Award recognizes technologies that have demonstrated the greatest innovations targeting the system design community. Winners of the Top Product Award were selected by AET China readers and industry experts who recognized Stratix V FPGAs for innovations in performance and power as well as the product's wide market application. This is the second consecutive year Altera has been honored by AET China with product awards. For more than 30 years, AET China has been a highly respected and trusted resource in the industry, providing unbiased opinions and informative news on electronics and computing industries. Stratix V FPGAs, the company's first 28-nm device family, began shipping in April, 2011. With 3.9 billion transistors, more than any other commercially available integrated circuit, Stratix V FPGAs have set a new semiconductor industry milestone. They are the only FPGAs to leverage TSMC's HP process which, when combined with optimizations in the FPGA, delivers better performance with lower power consumption than competing FPGAs.

Business Outlook for the Third Quarter 2011

Sequential Sales Growth	Up 2% to 6%
Gross Margin	69% to 70%
Research and Development	$87 to 89 million
SG&A	$71 to 73 million
Tax Rate	10% to 11%

Second Quarter Earnings Conference Call

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter's results and management's current business outlook. The web cast and subsequent replay will be available in the Investor Relations section of the company's website at www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Third Quarter Update

Altera's third quarter business update will be issued in a press release available after the market close on September 6, 2011.

Forward-Looking Statements

Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, gross margin, expense or other financial items discussed in the Business Outlook section or elsewhere in this press release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, current global economic conditions, supply chain or demand impacts from the recent Japanese earthquake, customer business environment, customer inventory levels, vertical market mix, market acceptance of the company's products, product introduction schedules, the rate of growth of the company's new products including Cyclone® IV, Arria® II, Stratix® V, Stratix IV FPGAs, MAX® V CPLDs and HardCopy® IV device families, changes in the mix of our business between prototyping and production-based demand, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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ALTERA, ARRIA, CYCLONE, HARDCOPY, MAX, NIOS, QUARTUS, STRATIX words and logos are trademarks of Altera Corporation and registered in the U.S. Patent and Trademark Office and in other countries. All other words and logos identified as trademarks or service marks are the property of their respective holders as described at www.altera.com/legal.

ALTERA CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	July 1, 2011	April 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010

Net sales	$548,383	$535,813	$469,300	$1,084,196	$871,595
Cost of sales	159,716	146,910	132,811	306,626	247,747
Gross margin	388,667	388,903	336,489	777,570	623,848
Operating expense
Research and development expense	80,260	74,408	65,625	154,668	129,965
Selling, general, and administrative expense	70,182	69,022	64,767	139,204	126,948
Total operating expense	150,442	143,430	130,392	293,872	256,913
Operating margin (1)	238,225	245,473	206,097	483,698	366,935
Compensation expense/(benefit) — deferred compensation plan	54	1,662	(3,642)	1,716	(1,414)
(Gain)/loss on deferred compensation plan securities	(54)	(1,662)	3,642	(1,716)	1,414
Interest income and other	(957)	(885)	(710)	(1,842)	(1,302)
Interest expense	870	1,041	1,103	1,911	2,394
Income before income taxes	238,312	245,317	205,704	483,629	365,843
Income tax expense	23,685	21,248	25,097	44,933	32,063
Net income	$214,627	$224,069	$180,607	$438,696	$333,780

Net income per share:
Basic	$0.66	$0.70	$0.59	$1.36	$1.11
Diluted	$0.65	$0.68	$0.58	$1.33	$1.09

Shares used in computing per share amounts:
Basic	323,271	321,020	304,531	322,145	301,532
Diluted	329,904	327,843	310,757	328,874	307,526

Cash dividends per common share	$0.06	$0.06	$0.05	$0.12	$0.10

Tax rate	9.9%	8.7%	12.2%	9.3%	8.8%
% of Net sales:
Gross margin	70.9%	72.6%	71.7%	71.7%	71.6%
Research and development	14.6%	13.9%	14.0%	14.3%	14.9%
Selling, general, and administrative	12.8%	12.9%	13.8%	12.8%	14.6%
Operating margin(1)	43.4%	45.8%	43.9%	44.6%	42.1%
Net income	39.1%	41.8%	38.5%	40.5%	38.3%
Notes:
(1)We define operating margin as gross margin less research and development and selling, general and administrative expenses, as presented above. This presentation differs from income from operations as defined by U.S. Generally Accepted Accounting Principles ("GAAP"), as it excludes the effect of compensation associated with the deferred compensation plan obligations. Since the effect of compensation associated with our deferred compensation plan obligations is offset by (gains)/losses from related securities, we believe this presentation provides a more meaningful representation of our ongoing operating performance. A reconciliation of operating margin to income from operations follows:

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	July 1, 2011	April 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Operating margin (non-GAAP)	$238,225	$245,473	$206,097	$483,698	$366,935
Compensation expense/(benefit) - deferred compensation plan	54	1,662	(3,642)	1,716	(1,414)
Income from operations (GAAP)	$238,171	$243,811	$209,739	$481,982	$368,349

ALTERA CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except par value amount)	July 1, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$3,267,370	$2,765,196
Accounts receivable, net	383,510	363,614
Inventories	123,312	146,524
Deferred income taxes — current	67,859	66,839
Deferred compensation plan — marketable securities	57,300	54,419
Deferred compensation plan — restricted cash equivalents	17,899	19,817
Other current assets	71,607	114,601
Total current assets	3,988,857	3,531,010
Property and equipment, net	162,295	164,155
Deferred income taxes — non-current	27,928	37,319
Other assets, net	28,669	27,353
Total assets	$4,207,749	$3,759,837

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$52,688	$86,061
Accrued liabilities	25,888	23,278
Accrued compensation and related liabilities	62,021	83,773
Deferred compensation plan obligations	75,199	74,236
Deferred income and allowances on sales to distributors	380,788	428,711
Income taxes payable	—	428
Total current liabilities	596,584	696,487
Income taxes payable — non-current	245,182	231,833
Long-term credit facility	500,000	500,000
Other non-current liabilities	8,892	7,865
Total liabilities	1,350,658	1,436,185
Stockholders' equity:
Common stock: $.001 par value; 1,000,000 shares authorized; outstanding - 323,966 at July 1, 2011 and 319,494 shares at December 31, 2010	324	319
Capital in excess of par value	1,047,694	908,989
Retained earnings	1,809,073	1,414,344
Total stockholders' equity	2,857,091	2,323,652
Total liabilities and stockholders' equity	$4,207,749	$3,759,837

Key Ratios & Information
Current Ratio	7:1	5:1
Liabilities/Equity	1:2	1:2
Quarterly Operating Cash Flows	$159,354	$210,151
TTM Return on Equity	39%	48%
Quarterly Depreciation Expense	$6,893	$6,815
Quarterly Capital Expenditures	$4,890	$6,117
Inventory MSOH (1): Altera	2.3	2.7
Inventory MSOH (1): Distribution	0.7	0.8
Cash Conversion Cycle	82	85
Note (1): MSOH: Months Supply On Hand

ALTERA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended
	July 1, 2011	July 2, 2010

Cash Flows from Operating Activities:
Net income	$438,696	$333,780
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,214	13,504
Stock-based compensation	37,432	29,749
Deferred income tax expense/(benefit)	4,897	(11,296)
Tax effect of employee stock plans	17,048	6,996
Excess tax benefit from employee stock plans	(14,589)	(6,465)
Changes in assets and liabilities:
Accounts receivable, net	(19,896)	(139,862)
Inventories	23,212	(30,250)
Other assets	43,638	(15,637)
Accounts payable and other liabilities	(53,532)	63,756
Deferred income and allowances on sales to distributors	(47,923)	113,544
Income taxes payable	12,921	24,146
Deferred compensation plan obligations	(754)	(3,374)
Net cash provided by operating activities	456,364	378,591
Cash Flows from Investing Activities:
Purchases of property and equipment	(9,796)	(4,350)
Sales of deferred compensation plan securities, net	754	3,374
Net cash used in investing activities	(9,042)	(976)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock through various stock plans	87,122	175,386
Shares withheld for employee taxes	(8,178)	(6,159)
Payment of dividends to stockholders	(38,681)	(30,137)
Excess tax benefit from stock-based compensation	14,589	6,465
Principal payments on capital lease obligations	—	(2,627)
Net cash provided by financing activities	54,852	142,928
Net increase in cash and cash equivalents	502,174	520,543
Cash and cash equivalents at beginning of period	2,765,196	1,546,672
Cash and cash equivalents at end of period	$3,267,370	$2,067,215

ALTERA CORPORATION
NET SALES SUMMARY
(Unaudited)

	Three Months Ended			Quarterly Growth Rate
	July 1, 2011	April 1, 2011	July 2, 2010	Sequential Change	Year- Over-Year Change
Geography
Americas	19%	21%	20%	(7)%	11%
Asia Pacific	40%	38%	41%	8%	13%
EMEA	27%	26%	24%	4%	32%
Japan	14%	15%	15%	(1)%	11%
Net Sales	100%	100%	100%	2%	17%

Product Category
New	18%	18%	9%	1%	131%
Mainstream	36%	33%	31%	14%	39%
Mature and Other	46%	49%	60%	(5)%	(12)%
Net Sales	100%	100%	100%	2%	17%

Vertical Market (Corrected Current Period)
Telecom & Wireless	46%	42%	42%	13%	30%
Industrial Automation, Military & Automotive	22%	24%	23%	(7)%	11%
Networking, Computer & Storage	15%	15%	13%	3%	30%
Other	17%	19%	22%	(9)%	(9)%
Net Sales	100%	100%	100%	2%	17%

FPGAs and CPLDs
FPGA	80%	81%	82%	2%	15%
CPLD	10%	11%	12%	(4)%	1%
Other Products	10%	8%	6%	14%	68%
Net Sales	100%	100%	100%	2%	17%
Product Category Description

•	New Products include the Stratix V®, Stratix® IV (including E, GX and GT), Arria® II (including GX and GZ), Cyclone® IV (including E and GX), MAX® V, and HardCopy® IV devices.

•	Mainstream Products include the Stratix III, Cyclone III, MAX® II, and HardCopy III devices.

•
Mature and Other Products include the Stratix II (and GX), Stratix (and GX), Arria GX, Cyclone II, Cyclone, Classic™, MAX 3000A, MAX 7000, MAX 7000A, MAX 7000B, MAX 7000S, MAX 9000, HardCopy II, HardCopy, FLEX® series, APEX™ series, Mercury™, and Excalibur™ devices, configuration and other devices, intellectual property cores, and software and other tools.